Exhibit 10.22

AMENDMENT NO. 1 TO AAD DEVICE SUPPLY AGREEMENT

December 2, 2005 (effective October 1, 2005)

This Amendment No. 1 to AAD Device Supply Agreement (“Amendment”) is made this second day of December, 2005, effective as of October 1, 2005, by and between Respironics Respiratory Drug Delivery (UK) Ltd., formerly known as Profile Drug Delivery Ltd., with its principal place of business at Heath Place, Bognor Regis, West Sussex, PO22 9SL, United Kingdom (“Respironics RDD UK”), and CoTherix, Inc. with its principal place of business at 5000 Shoreline Court, Suite 101, South San Francisco, California 94080 (“CoTherix”).

WHEREAS, Respironics RDD UK and CoTherix are parties to that certain AAD Device Supply Agreement dated December 29, 2004 (the “Original Agreement” and together with this Amendment, the “Agreement”); and

WHEREAS, the parties wish to amend the Original Agreement as set forth below.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Article 7 of the Original Agreement is hereby amended to read in its entirety as follows:

ARTICLE 7 - RIGHTS TO DISTRIBUTE; EXCLUSIVITY

7.1 Exclusivity with Respect to Ventavis and Iloprost. Except for any third party licensed by Schering (or any successor or assign of Schering) to distribute Ventavis or any other formulation of Iloprost in the Territory during the Term (“Schering Iloprost Licensee”), CoTherix shall have the exclusive right, during the Term, to distribute in the Territory, with Ventavis and any formulation of Iloprost (or any product containing Iloprost (in any form) as its active pharmaceutical ingredient), the AAD Devices and Successor AAD Devices (as hereinafter defined in this Section 7.1), and Consumables and Successor Consumables (as hereinafter defined in this Section 7.1).

CoTherix shall not have any right to distribute AAD Devices and Successor AAD Devices, or Consumables and Successor Consumables, (a) outside the Territory, (b) with any pharmaceuticals other than Ventavis or formulations of Iloprost (or any product containing Iloprost (in any form) as its active pharmaceutical ingredient), or (c) after the end of the Term.

Respironics RDD UK shall retain the right to distribute AAD Devices and Successor AAD Devices and Consumables and Successor Consumables, both inside and outside the Territory, provided that during the Term, neither Respironics RDD UK nor any of its affiliates shall, nor shall any of them grant to any third party other than a Schering Iloprost Licensee, the right to distribute or offer for sale in the Territory AAD Devices and Successor AAD Devices and/or Consumables and Successor Consumables with, or otherwise use, exercise or exploit in the Territory, any AAD Device Medication Volume Work, Device IP or AAD Device Medication Volume IP (all as defined in Article 11) in connection with Ventavis or Iloprost in any formulation (or any product containing Iloprost (in any form) as its active pharmaceutical ingredient), except on behalf of CoTherix under this Agreement and on behalf of any other Schering Iloprost Licensee.

In the event of an early termination of this Agreement due to an uncured Material Breach by Respironics RDD UK or a Bankruptcy of Respironics RDD UK, the exclusive rights granted to CoTherix (and corresponding restrictions on Respironics RDD UK) in this Section shall survive such termination for a period of time equal to the remainder of the Initial Term had this Agreement not been terminated.

As used in this Agreement, the following terms shall have the meanings set forth below:

“AAD Devices” means the Prodose Device and the I-Neb.

“Successor AAD Devices” means (a) any future aerosol drug delivery device developed or marketed by or for Respironics RDD UK that is an improvement, derivative or new version of, or replacement or substitute for, the Prodose Device or the I-Neb, provided that such future aerosol drug delivery device combines AAD Technology (as hereinafter defined) with vibrating mesh technology, and (b) if the Prodose Device is discontinued at a time when the I-Neb is not available, or the I-Neb is discontinued at a time when Respironics RDD UK no longer offers for sale any aerosol drug delivery device that combines AAD Technology with a vibrating mesh technology, the aerosol drug delivery device that Respironics RDD UK is marketing as the replacement for the Prodose Device, or the I-Neb, as applicable, even if such new aerosol drug delivery device does not combine AAD Technology with a vibrating mesh technology.

“AAD Technology” means proprietary technology of Respironics RDD UK that uses electronics and sensors contained within the aerosol drug delivery device to do all of the following during the course of each treatment: (a) deliver aerosolized drug during the first part of an inspiratory breath, (b) analyze and monitor a patient’s preceding breaths, and (c) based on the analysis of the preceding breaths, adapt the delivery of the aerosolized drug.

“Successor Consumables” means any improvement, derivative or new version of, or replacement or substitute for, a Consumable, which is marketed, sold or otherwise disposed of, or licensed by or for Respironics RDD UK for use with AAD Devices and/or any Successor AAD Devices.

7.2 Exclusivity in Pulmonary Hypertension Market. CoTherix has elected for the period beginning on October 1, 2005 and ending on December 31, 2005 (the “Initial Exclusivity Period”), to receive, and Respironics RDD UK hereby grants CoTherix, the exclusive right, in the Territory, to distribute (itself or through one or more distribution layers), offer for sale or otherwise dispose of AAD Devices and Successor AAD Devices and Consumables and Successor Consumables, with any and all compounds belonging to the prostacyclin class of compounds or that are synthetic or naturally occurring analogues of prostacyclin capable of binding to the prostaglandin I2 (PG I2) receptor (collectively, the “Prostacyclin Class”), marketed in the Territory, with respect to which marketing approval has been sought or which is otherwise under development for, the treatment of pulmonary hypertension or any indication by whatever name characterized by elevated blood pressure in the arteries that supply the lungs (“Pulmonary Hypertension Market Exclusivity”).

Accordingly and without limitation of the foregoing, during the Initial Exclusivity Period and any subsequent period during which CoTherix retains the Pulmonary Hypertension Market Exclusivity, neither Respironics RDD UK nor any of its affiliates shall, nor shall any of them grant to any third party the right, in the Territory, to distribute, offer for sale or otherwise dispose of AAD Devices, Successor AAD Devices, Consumables and/or Successor Consumables with, or otherwise use, exercise or exploit in the Territory, any AAD Device Medication Volume Work, Device IP or AAD Device Medication Volume IP (all as defined in Article 11) in connection with, any pharmaceutical in the Prostacyclin Class, marketed in the Territory, with respect to which marketing approval has been sought or which is otherwise under development, for the treatment of pulmonary hypertension or any indication by whatever name characterized by elevated blood pressure in the arteries that supply the lungs.

The exclusivity fee (“Exclusivity Fee”) for the Initial Exclusivity Period shall be [* * *]. CoTherix may retain Pulmonary Hypertension Market Exclusivity in subsequent calendar years during the Term by paying to Respironics RDD UK an Exclusivity Fee of [* * *] per calendar year, which Exclusivity Fee shall be due on [* * *] of each calendar year during the Term, beginning [* * *], 2006.

CoTherix shall have the option to terminate Pulmonary Hypertension Market Exclusivity by electing not to pay the Exclusivity Fee in a particular calendar year (provided that Respironics RDD UK shall give CoTherix written notice of such non-payment and a five (5) day cure period after CoTherix’s receipt of such notice to make such payment prior to termination of such exclusivity), but thereafter may regain Pulmonary Hypertension Market Exclusivity only with the agreement of Respironics RDD UK, which agreement may be withheld in the sole discretion of Respironics RDD UK.

If, prior to the end of a calendar year with respect to which CoTherix has paid an Exclusivity Fee, Respironics RDD UK terminates this Agreement for any reason other than an uncured Material Breach by or Bankruptcy of CoTherix, or if this Agreement is terminated or expires due to an uncured Material Breach by or Bankruptcy of Respironics RDD UK, Respironics RDD UK shall within ten (10) calendar days refund to CoTherix the prorated portion of the Exclusivity Fee remaining for that calendar year from the date of such termination or expiration.

For purposes of clarification, if CoTherix elects to pay the Exclusivity Fee in any calendar year, this Agreement does not cover the terms of any distribution by CoTherix of AAD Devices and Successor AAD Devices or Consumables and Successor Consumables with any pharmaceutical other than Ventavis or any formulation of Iloprost (or any product containing Iloprost (in any form) as its active pharmaceutical ingredient) for which required regulatory clearance(s) and approval(s) have been granted. Any distribution by CoTherix of AAD Devices and Successor AAD Devices or Consumables and Successor Consumables with a pharmaceutical other than Ventavis or any formulation of Iloprost (or any product containing Iloprost (in any form) as its active pharmaceutical ingredient) for which required regulatory clearance(s) and approval(s) have been granted would be the subject of a separate agreement.

2. Section 13.2 of the Original Agreement is hereby amended to read in its entirety as follows:

13.2 Termination for Material Breach Under the Specialty Pharmacy Company Supply Agreement.

(a) Termination of this Agreement by Respironics RDD UK for Breach by Specialty Pharmacy Company of Specialty Pharmacy Company Supply Agreement. This Agreement may be terminated by Respironics RDD UK in the case of a material breach of the Specialty Pharmacy Company Supply Agreement by the Specialty Pharmacy Company (“Specialty Pharmacy Material Breach”), which Specialty Pharmacy Material Breach (i) if a payment default, is not cured by the Specialty Pharmacy Company within thirty (30) days following the giving by Respironics RDD UK to CoTherix and the Specialty Pharmacy Company of written notice of such Specialty Pharmacy Material Breach; provided, however, that, in such event, Respironics RDD UK shall provide CoTherix a second notice of the Specialty Pharmacy Company’s failure to cure such breach and Respironics RDD UK may only exercise such termination right if CoTherix does not cure such breach within an additional thirty (30) days from such second notice to CoTherix; or (ii) if a default other than a payment default, is not cured by the Specialty Pharmacy Company within sixty (60) days following the giving by Respironics RDD UK to the Specialty Pharmacy Company and CoTherix of written notice of such Specialty Pharmacy Material Breach; provided, however, that, in such event, Respironics RDD UK shall provide CoTherix a second notice of the Specialty Pharmacy’s failure to cure such breach and Respironics RDD UK may only exercise such termination right if CoTherix does not cure such breach within an additional thirty (30) days from such second notice to CoTherix.

Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission.

(b) Termination of this Agreement by CoTherix for Breach by Respironics RDD UK of Specialty Pharmacy Company Supply Agreement. This Agreement may be terminated by CoTherix in the case of a material breach of the Specialty Pharmacy Company Supply Agreement by Respironics RDD UK (“Respironics RDD UK Specialty Pharmacy Agreement Material Breach”), which Respironics RDD UK Specialty Pharmacy Agreement Material Breach (i) if a payment default, is not cured by Respironics RDD UK within thirty (30) days following the giving by CoTherix to Respironics RDD UK of written notice of such Respironics RDD UK Specialty Pharmacy Agreement Material Breach; or (ii) if a default other than a payment default, is not cured by Respironics RDD UK within sixty (60) days following the giving by CoTherix to Respironics RDD UK of written notice of such Respironics RDD UK Specialty Pharmacy Agreement Material Breach.

3. A new Section 13.7 is hereby added to the Original Agreement to read in its entirety as follows:

13.7 Termination of this Agreement does not affect the right of either party to take enforcement action against the other party to enforce the terms of this Agreement, it being the intent of the parties that each party have all rights that may be available to it in law or at equity in the event of a breach of this Agreement by the other party. Without limiting the foregoing, Respironics RDD UK acknowledges that a Respironics RDD UK Specialty Pharmacy Agreement Material Breach (as defined in Section 13.2(b) above) is a material breach of this Agreement and that CoTherix shall have the right to enforce against Respironics RDD UK, Respironics RDD UK’s obligations to the Specialty Pharmacy Company under the Specialty Pharmacy Company Supply Agreement. Further provided, however, that it is acknowledged that Respironics RDD UK’s sole remedy against CoTherix (but not against the Specialty Pharmacy Company with respect to which Respironics RDD UK retains all remedies available to it at law or in equity to enforce the Specialty Pharmacy Company Supply Agreement against the Specialty Pharmacy Company), for a Specialty Pharmacy Material Breach (defined in Section 13.2(a) above) is limited to termination of this Agreement pursuant to Section 13.2(a).

4. Except as specifically modified in this Amendment, the Original Agreement remains unchanged and is in full force and effect. Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Original Agreement. This Amendment may not be modified or changed except in a writing signed by both Respironics RDD UK and CoTherix. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to choice of law principles.

IN WITNESS WHEREOF, the parties hereby affix their signatures as acceptance of the terms and conditions contained herein as of the date first above written.

RESPIRONICS RESPIRATORY DRUG DELIVERY (UK) LTD.		CoTHERIX, INC.

By:	/s/ Susan A. Lloyd	By:	/s/ Donald J. Santel
Name Printed:	Susan A. Lloyd	Name Printed:	Donald J. Santel
Title:	Vice President	Title:	Chief Executive Officer

		By:	/s/ Thomas L. Feldman
		Name Printed:	Thomas L. Feldman
		Title:	President and Chief Business Officer

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